UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant:☒

Filed by a Party other than the Registrant☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Stanley Furniture Company, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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Stanley Furniture Company, Inc.

200 North Hamilton Street, No. 200

High Point, North Carolina 27260

SUPPLEMENT TO THE PROXY STATEMENT FOR
THE SPECIAL MEETING OF STOCKHOLDERS

To Be Held on March 2, 2018

This is a supplement to the proxy statement, dated February 9, 2018 (which we refer to as the “Proxy Statement”), of Stanley Furniture Company, Inc. (which we refer to as “Stanley,” “Company,” “we”, “us”, or “our”) for a special meeting of stockholders of Stanley to be held on March 2, 2018 at 9:00 a.m. local time at the offices of McGuireWoods LLP, Fifth Third Center, 201 North Tryon Street, Suite 3000, 30th Floor, Charlotte, North Carolina 28202. The purpose of the special meeting is to consider and vote upon:

(1)

a proposal to approve the Asset Purchase Agreement, dated as of November 20, 2017 and amended on January 22, 2018 (as amended, the “Asset Purchase Agreement”), by and between Churchill Downs LLC and Stanley, the sale of substantially all of Stanley’s assets as contemplated by the Asset Purchase Agreement and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”);

(2)

a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to Stanley’s named executive officers in connection with the asset sale; and

(3)	a proposal to adjourn or postpone the special meeting of stockholders, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal.

Stanley’s board of directors has designated February 5, 2018 as the record date for purposes of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement thereof, unless a new record date is fixed in connection with any such adjournment or postponement. This supplement to the Proxy Statement is being filed with the SEC on February 22, 2018 and is first being mailed to stockholders on or about February 22, 2018. Defined terms used and not otherwise defined herein have the same meanings set forth in the Proxy Statement.

After careful consideration, Stanley’s board of directors has unanimously determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the asset sale, are advisable and in the best interests of Stanley and its stockholders and unanimously recommends that you vote “FOR” the proposals noted above.

If you have not already submitted a proxy for use at the special meeting, you are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

LITIGATION RELATED TO THE ASSET SALE TRANSACTION

As described in the Proxy Statement, on February 5, 2018, a putative class action was filed in the United States District Court for the Middle District of North Carolina against us, our directors and certain former directors in connection with the Asset Sale Transaction. The lawsuit alleges, among other things, that we have violated the Securities Exchange Act of 1934, as amended, by omitting certain material information from the proxy statement. The complaint seeks, among other things, injunctive relief preventing the consummation of the Asset Sale Transaction until disclosure of the material information allegedly omitted from the proxy statement, rescission of the Asset Purchase Agreement to the extent already implemented, and the award of attorneys’ and experts’ fees and certain other damages.

We believe the claims in the pending action are without merit and the Proxy Statement includes all material information necessary for stockholders to make an informed decision when voting on the Asset Sale Transaction. However, in order to alleviate the costs, risks and uncertainties inherent with litigation, and without admitting any liability or wrongdoing, we have determined to supplement the Proxy Statement with the additional disclosures contained in this supplement. We have reached an agreement in principle with the plaintiff that the additional disclosures in this supplement resolve the disclosure claims made in the lawsuit.  We are in the process of documenting that agreement with the plaintiff. The additional disclosures contained in this supplement should not be regarded as an indication that any of Stanley, its affiliates, officers directors or other representatives considered or now considers the information in this supplement to be material, rather Stanley believes that the Proxy Statement disclosed all necessary information, and denies that any additional disclosures are or were required under any federal or state law.

SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT

Stanley is providing certain disclosures that supplement those contained in the Proxy Statement. The supplemental information provided below should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety.

Supplemental Disclosures to “PROPOSAL 1: ASSET SALE PROPOSAL – Background of the Asset Sale Transaction”:

The following disclosure amends and restates the fourth paragraph on page 32 of the Proxy Statement:

In view of weak operating results through the first three quarters of 2016, our board instructed Stephens to begin in October 2016 a process of contacting potential strategic and financial buyers to determine interest in acquiring us. Stephens contacted or was contacted by approximately 161 parties of which 44 executed confidentiality agreements, 43 of which contained what is known as a “don’t ask, don’t waive” provision with 6 of these provisions still in effect for a period of 12 months from the date of execution. The “don’t ask, don’t waive” provision prevents a potential buyer from requesting, publicly or privately, during the period the provision is in effect, that we amend or waive the standstill provision in the confidentiality agreement in order for that potential buyer to make another bid. As part of the process with potential buyers, Stephens requested that interested parties provide a preliminary indication of a proposed purchase price in December 2016. Two parties provided a preliminary indication. Party A indicated a preliminary range of $1.20 to $1.70 per share based on public information and limited confidential information provided. Party B indicated a preliminary proposed price of $0.25 per share. We did not pursue further discussions with Party B.

The following disclosure amends and restates the seventh paragraph on page 37 of the Proxy Statement:

In accordance with the terms of the initial Asset Purchase Agreement as amended by the First Amendment, following execution of the First Amendment, we began soliciting proposals from third parties through Stephens and Stump & Company.  Under the terms of the initial Asset Purchase Agreement as amended by the First Amendment, we were permitted to solicit inquires and proposals from third parties and to furnish non-public information to third parties from January 22, 2018 until 11:59 p.m., eastern time, on February 5, 2018. During this “go-shop” period, Stephens contacted 32 third parties and Stump & Company contacted 38 third parties. Of the third parties contacted, five executed confidentiality agreements with us, each of which contained a “don’t ask, don’t waive” provision which is still in effect for a period of 12 months from the date of execution. Only one of the third parties contacted by either Stephens or Stump submitted a proposal to pursue a transaction with us. The one proposal submitted provided for less aggregate consideration and less cash consideration than the consideration provided under the Asset Purchase Agreement and the Board of Directors determined that the proposal was not a superior proposal (as defined in the Asset Purchase Agreement) or reasonably likely to lead to a superior proposal. At 11:59 p.m. on February 5, 2018, this “go-shop” period expired and was not extended.

Supplemental Disclosures to “PROPOSAL 1: ASSET SALE PROPOSAL – Opinion of our Financial Advisor”:

The following disclosure amends and restates the first full paragraph on page 41 of the Proxy Statement:

In rendering its opinion, Stephens relied on the accuracy and completeness of the information and financial data provided to it by our company and of the other information reviewed by it in connection with the preparation of its written opinion, and Stephens’ opinion is based upon such information. Stephens did not assume any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of our company assured Stephens that they were not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of our company or Buyer, and it was not furnished with any such evaluations or appraisals; nor did it evaluate the solvency or fair value of our company or Buyer under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties or facilities of our company. Stephens also assumed that the representations and warranties contained in the Asset Purchase Agreement and all related documents were true, correct and complete in all material respects. Stephens did not perform a discounted cash flow analysis because projections were not made available to Stephens. Our management had not prepared projections reflecting the impact of the licensor’s decision not to renew at the end of 2017 the license agreement for our products sold under the Coastal Living trademark.

The following disclosure amends and restates the second paragraph under the subheading “Implied Transaction Multiples” on page 41 of the Proxy Statement:

In its analyses, Stephens considered that the value of the Gross Offer and of the Net Company Value as defined in the preceding paragraph could be less than the amounts set forth in the preceding paragraph.  Stephens considered a range of values for the Gross Offer and for the Net Company Value by applying discounts to the Note Receivable ranging from 17% to 19% and to the equity interest in the Holdings ranging from 25% to 35%. Stephens utilized a discount rate of 17-19% for the expected cash flows related to the Note Receivable based on its professional opinion of expected market returns of similar notes given the size, leverage, and assets of Buyer, among other things. Stephens utilized a 25-35% discount rate for the equity interest based on its professional opinion of expected market returns for similar equity interests given the size, leverage, and assets of Holdings, among other things. At the high end of the discount range, Gross Value is reduced to $13,571,941 and Net Company Value is reduced to $13,797,941.  As used later in this section, Gross Value refers to the range of $17,475,000 to $13,571,941 and Net Company Value refers to the range of $17,701,000 to $13,797,941.

The following disclosure amends and restates the second paragraph under the subheading “Comparable Companies Analysis” on page 42 of the Proxy Statement:

Stephens examined the historical market trading multiples of the selected companies compared to those of our company, including the average market trading multiples of Enterprise Value to LTM as of 9/30/17 and 2017E Revenue and Equity to Book Value for the selected companies compared to our company’s multiples of Enterprise Value to Adjusted LTM as of 9/30/17 and 2017E Revenue and Equity to Book Value. Stephens noted the historical disparity between the size and market trading multiples of the selected companies and our company over the last two years and noted that during that period the stock of our company had traded at a discount of 60% to 70% to the selected companies in terms of Enterprise Value to Revenue multiples and a discount of 65% to 78% in terms of price to book multiples. Therefore, Stephens concluded that approximately an adjustment of a 70% discount was indicated.

The following disclosure amends and restates the second paragraph on page 45 of the Proxy Statement:

The results of these analyses and compared to our company’s adjusted LTM revenue are summarized in the table below:

	Company (Based on $17.7 Million Net Company Value)	Low	Median	High	Mean Selected Transactions
Enterprise Value to:
Adjusted LTM Revenue	0.52x	0.12x	0.54x	1.64x	0.74x

VOTING AND REVOCABILITY OF PROXIES

Proxies

Shares of our common stock represented by the proxies received, properly marked, dated, and signed, or submitted over the Internet or by telephone by following the instructions on the proxy card, will be voted at the special meeting.

When a proxy card is properly executed and returned, the shares it represents will be voted at the special meeting as directed. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting and all of your shares will be voted “FOR” Proposal Nos. 1, 2 and 3 and in the proxies’ discretion on any other matters coming before the meeting.

Revocability of Proxies

Proxies received at any time before the special meeting, and not changed or revoked before being voted, will be voted at the special meeting. Any person giving a proxy may revoke or change the proxy at any time before such proxy is voted at the special meeting. A proxy may be revoked by (i) delivering to our Secretary a written notice, bearing a later date than your proxy, stating that you revoke your proxy; (ii) submitting a later-dated proxy (either by mail, by telephone or on the Internet) relating to the same shares prior to the final vote at the special meeting; or (iii) attending the special meeting and notifying the election officials at the meeting that you wish to revoke your proxy and vote in person (simply attending the special meeting in person will not, by itself, revoke your proxy). If you have instructed your broker, bank or other nominee to vote your shares, you must follow directions received from, or contact, your broker, bank or other nominee in order to change those instructions.

Stockholders of Stanley that do not wish to rescind their votes, including stockholders that have already voted in favor of Proposal Nos. 1, 2, and 3, do not need to take any further action.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This supplement contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “could,” or “anticipates,” or the negative thereof or other variations thereon or other comparable terminology. The forward-looking statements included in this supplement are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statement. These risks and uncertainties include, but are not limited to, our stockholders failing to approve the Asset Sale Proposal; the failure of one or more conditions to the closing of the Asset Sale Transaction to be satisfied or waived by the applicable party; Buyer failing to close on the financing necessary to consummate the Asset Sale Transaction; the outcome of litigation relating to the Asset Sale Transaction; an increase in the amount of costs, fees, expenses and other charges related to the Asset Purchase Agreement or Asset Sale Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement; risks arising from the diversion of management’s attention from our ongoing business operations; risks associated with the subordinated nature of Buyer’s obligations under the promissory note to be entered into by Buyer in connection with the Asset Sale Transaction; risks associated with our ability to identify and realize business opportunities following the Asset Sale Transaction; risks associated with the resignation of our former president and chief executive officer and the transition to our new interim chief executive officer; disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well laws and regulations, in countries from which we source products; changes in the international trade policies of the United States and the countries from which we source products; any inability to raise prices in response to inflation and increasing costs; lost sales due to the non-renewal of the Coastal Living® license; the cyclical nature of the furniture industry; business failures or the loss of large customers; failures to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner; competition in the furniture industry; environmental, health and safety compliance costs; any failure or interruption of our information technology infrastructure; and the other factors discussed under the heading “Risk Factors” in the Proxy Statement.

Readers are cautioned not to place undue reliance on forward-looking statements. Any forward- looking statement speaks only as of the date that it was made and we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed Asset Sale Transaction, we have filed the Proxy Statement with the SEC and mailed the Proxy Statement to our stockholders. Stockholders of Stanley are urged to read the Proxy Statement and other relevant documents filed with the SEC carefully and in their entirety because they contain important information about the proposed Asset Sale Transaction. Stockholders of Stanley may obtain the Proxy Statement and other relevant documents filed with the SEC (once they are available) free of charge at the SEC’s website at www.sec.gov or by directing a request to Stanley Furniture Company, Inc., 200 North Hamilton Street, No. 200, High Point, North Carolina 27260, Attn: Anita W. Wimmer.

PARTICIPANTS IN SOLICITATION

Stanley and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Stanley in connection with the Asset Sale Transaction. Information regarding the interests of these directors and executive officers in the Asset Sale Transaction is included in the Proxy Statement. Additional information regarding the directors and executive officers of Stanley is also included in Stanley’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended, and the definitive proxy statement filed with the SEC on Schedule 14A on April 13, 2017.

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